EXHIBIT 99.1

NEWS RELEASE

AGL Resources Reports 2007 Earnings Results

ATLANTA – February 7, 2008 – AGL Resources Inc. (NYSE: ATG) today reported fiscal 2007 net income of $211 million, or $2.74 per basic share ($2.72 per diluted share), compared to $212 million, or $2.73 per basic share ($2.72 per diluted share) reported for the prior year.

The $1 million decrease in net income resulted from lower operating margins in the wholesale services business, driven by lower volatility in the natural gas market during the year.  These lower results were offset partially by increased earnings contributions from the distribution operations, retail energy operations and energy investments segments.  The $0.01 per basic share improvement in earnings per share (EPS) reflects a reduction in the average number of shares outstanding as a result of the company’s share repurchase program.

“Each of our business units performed well throughout the year from an operations standpoint,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer.  “However, the lack of volatility in the natural gas market during the year resulted in our wholesale services’ margins being lower than we anticipated.  The lower wholesale results were substantially offset by strong performances year-over-year in each of our other three operating segments.”

2007 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The distribution operations segment's earnings before interest and taxes (EBIT) increased $28 million to $338 million in 2007.  The increase reflects a $13 million increase in operating margin that resulted primarily from the net addition of 21,000 new customers in 2007, a 0.9 percent growth rate for the year as compared to 2006.  A $2 million increase in base rates at Chattanooga Gas and a $2 million increase in Atlanta Gas Light pipeline replacement revenues also contributed to the increase in operating margin.

Operating expenses decreased $14 million compared with the prior year.  The primary drivers of the lower operating expenses were decreased incentive compensation related to earnings results below our expectations; lower health care and pension expense; lower outside service expense; and a reduction in customer service expense.  These decreases were offset partially by higher depreciation expense in 2007 and higher gains on asset sales recorded in 2006 as compared to 2007.

The distribution operations segment continued to improve its performance as measured by its key operating metrics.  On an EBIT-per-customer basis, the segment improved to $149 for 2007, compared with $138 in 2006.  Operation and maintenance expenses per customer declined to $145 in 2007, as compared to $156 in 2006.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, contributed EBIT of $83 million in 2007, compared to $63 million in 2006.  Operating margin increased $32 million, reflecting higher average customer usage, an increase in the average customer count (approximately 7,000 additional customers or a 1.3 percent increase), higher late payment fees and additional margin from entry into the Ohio market.  Operating margin also was positively impacted by the combination of higher retail price spreads and contributions from the optimization of storage and transportation assets and commodity risk management activities.  In addition, retail energy operations was required to record a lower-of-cost-or-market (LOCOM) adjustment of $6 million in 2006 to reduce its weighted average inventory cost to market value.  The segment was not required to record a similar adjustment in 2007, resulting in an increase in operating margin as compared to the prior year.

Operating expenses increased $7 million, reflecting higher payroll and incentive compensation costs, increased customer care and marketing costs and higher depreciation expense.  The higher expenses were offset partially by lower bad debt expense in 2007 as compared to the prior year.

Minority interest increased $7 million as a result of higher operating income in 2007 as compared with 2006.  Additionally, $2 million of the segment’s year-over-year EBIT increase reflects a charitable contribution made in 2006.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed $34 million in EBIT in 2007, a $56 million decrease from its 2006 results.  The decrease primarily reflects a significant reduction in commercial activity associated with lower volatility in the natural gas market throughout the year.

Operating margin decreased $62 million year-over-year from the prior year’s record levels.  The decrease reflects a $36 million reduction in reported hedge gains and a $46 million reduction in commercial activity due to milder weather, reduced inventory storage spreads and lower market volatility.  These decreases were offset partially by a $20 million reduction in the required LOCOM adjustments to natural gas inventories for the year ended December 31, 2007, net of estimated hedging recoveries in 2007 and 2006.

Sequent’s operating expenses decreased $6 million, primarily the result of lower incentive compensation costs due to lower earnings results, partially offset by higher payroll, benefits and other costs associated with continued expansion of the business.

Energy Investments

The energy investments segment’s EBIT contribution increased to $15 million in 2007, as compared with $10 million in 2006.  Operating margin increased $4 million, primarily from higher firm and interruptible revenues at Jefferson Island Storage & Hub, and a contract for the provision of dark-fiber services signed by AGL Networks with a major telecommunications carrier.  Operating expenses decreased $1 million, primarily due to lower development expenses.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for 2007 was $125 million, $2 million higher than in 2006.  The increase primarily reflects higher short-term interest rates and a $3 million premium paid for the early redemption of $75 million of notes payable, which was recorded as interest expense in 2007.  The increase was offset partially by lower average debt balances, primarily from reduced commercial paper borrowings for most of 2007.

Income taxes decreased $2 million in 2007, primarily due to lower consolidated earnings and a slightly lower effective tax rate.

FOURTH-QUARTER RESULTS

For the fourth quarter of 2007, net income was $66 million, or $0.86 per basic and diluted share, compared with $47 million, or $0.60 per basic and diluted share during the prior-year period.  The increase was driven by higher earnings in each operating segment as compared to the prior-year quarter.

DIVIDEND INCREASE

AGL Resources also announced that its board of directors approved an increase of $0.04 per share, or 2.4 percent, in the annual dividend rate, to an indicated annual dividend of $1.68 per share.  The new rate is effective with the dividend payable March 1, 2008 to shareholders of record on February 15, 2008.

2008 EARNINGS OUTLOOK

AGL Resources expects its 2008 earnings to be in the range of $2.75 to $2.85 per share.  This earnings expectation assumes normal weather and average volatility in natural gas prices.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its year-end 2007 earnings conference call and webcast on Thursday, February 7, 2008, at 9 a.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 866/770-7146 (in the United States) or 617/213-8068 (outside the United States), and using the confirmation code 98787042.  The webcast replay of the call will be available on the Web site through the close of business on Thursday, February 14, 2008.  The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 52816586.  International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward- looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," “believe,” "can," "could," "estimate," "expect," "forecast," "future," “goal,” "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

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Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Jack Holt
Office:404-584-4255
Cell:404-217-0284
jholt@aglresources.com

	AGL Resources Inc.
	Condensed Statements of Consolidated Income
	For the Three and Twelve Months Ended
	December 31, 2007 and 2006
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2007	12/31/2006	Fav/(Unfav)	12/31/2007	12/31/2006	Fav/(Unfav)

Operating Revenues	$685	$707	$(22)	$2,494	$2,621	$(127)

Cost of Gas	382	418	36	1,369	1,482	113

Operation and Maintenance Expenses	117	132	15	451	473	22

Depreciation and Amortization	36	37	1	144	138	(6)

Taxes Other Than Income	10	10	-	41	40	(1)

Total Operating Expenses	545	597	52	2,005	2,133	128

Operating Income	140	110	30	489	488	1
Other Income (Loss)	3	1	2	4	(1)	5

Minority Interest	(6)	(4)	(2)	(30)	(23)	(7)

Earnings Before Interest & Taxes	137	107	30	463	464	(1)
Interest Expense	33	32	(1)	125	123	(2)

Earnings Before Income Taxes	104	75	29	338	341	(3)
Income Taxes	38	28	(10)	127	129	2

Net Income	$66	$47	$19	$211	$212	$(1)

Earnings Per Common Share
Basic	$0.86	$0.60	$0.26	$2.74	$2.73	$0.01
Diluted	$0.86	$0.60	$0.26	$2.72	$2.72	$-
Shares Outstanding
Basic	76.1	77.4	1.3	77.1	77.6	0.5
Diluted	76.4	77.7	1.3	77.4	78.0	0.6

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Twelve Months Ended
	December 31, 2007 and 2006
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2007	12/31/2006	Fav/(Unfav)	12/31/2007	12/31/2006	Fav/(Unfav)

Distribution Operations	$96	$78	$18	$338	$310	$28
Retail Energy Operations	16	11	5	83	63	20
Wholesale Services	18	17	1	34	90	(56)
Energy Investments	8	3	5	15	10	5
Corporate	(1)	(2)	1	(7)	(9)	2
Consolidated EBIT	137	107	30	463	464	(1)
Interest Expense	33	32	(1)	125	123	(2)
Income Taxes	38	28	(10)	127	129	2
Net Income	$66	$47	$19	$211	$212	$(1)

Earnings per Common Share
Basic	$0.86	$0.60	$0.26	$2.74	$2.73	$0.01
Diluted	$0.86	$0.60	$0.26	$2.72	$2.72	-

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Twelve Months Ended
	December 31, 2007 and 2006
	Unaudited
	(In millions)

	Three Months			Twelve Months

	12/31/2007	12/31/2006	Fav/(Unfav)	12/31/2007	12/31/2006	Fav/(Unfav)

Operating Revenues	$685	$707	$(22)	$2,494	$2,621	$(127)
Cost of Gas	382	418	36	1,369	1,482	113
Operating Margin	$303	$289	$14	$1,125	$1,139	$(14)